                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

             Information statement pursuant to Rule 13d-1 and 13d-2
                                (Amendment No. 1)(1)

                           Westbrae Natural, Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    92549E203
--------------------------------------------------------------------------------
                                 (CUSIP number)



     Check the following box if a fee is being paid with this statement . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                        (Continued on following page(s))

                               (Page 1 of 3 Pages)







------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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                                  Schedule 13G


--------------------------------                      --------------------------

         CUSIP NO. 92549E203           13G                 Page 2 of 3 Pages
--------------------------------                      --------------------------

--------- ----------------------------------------------------------------------

   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Pecks Management Partners, Ltd.          11-3015963
--------- ----------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                                (b) [ ]
                                    Not Applicable
--------- ----------------------------------------------------------------------

   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4
          CITIZENSHIP OR PLACE OF ORGANIZATION
                                    New York
---------------------- ------ --------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER       None
       SHARES
                       ------ --------------------------------------------------
BENEFICIALLY OWNED BY
                         6    SHARED VOTING POWER      None
                       ------ --------------------------------------------------
        EACH
      REPORTING          7    SOLE DISPOSITIVE POWER    None
                       ------ --------------------------------------------------
     PERSON WITH
                         8    SHARED DISPOSITIVE POWER    None
--------- ----------------------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     None
--------- ----------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*
                                  Not Applicable
--------- ----------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                     -0-
--------- ----------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON*
                                  IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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--------------------------------------------------------------------------------
                          PECKS MANAGEMENT PARTNERS LTD
--------------------------------------------------------------------------------
                                                                   Page 3 of 3
Item 1a.             WESTBRAE NATURAL, INC.

Item 1b              1065 Walnut Street
                     P.O. Box 48006
                     Carson, CA 90746

Item 2a              Pecks Management Partners Ltd

Item 2b              One Rockefeller Plaza, Suite 900
                     New York, NY 10020

Item 2c              New York

Item 2d              Common Stock

Item 2e              Cusip:  92549E203

Item 3e Investment Adviser Registered under Section 203 of the Investment Advisers Act of 1940

Item 4               a        None
                     b        None
                     c   (i)    None
                        (ii)    None
                       (iii)    None
                        (iv)    None

Item 5 This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities

Item 6              Not Applicable

Items 7-9           Not Applicable

Item 10 "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect."

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth is true, complete and correct.

                                                November 10, 1997

                                                /s/ Robert J. Cresci
                                                ------------------------------
                                                Robert J. Cresci
                                                Managing Director



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